Exhibit 99.2

TTM TECHNOLOGIES, INC. COMPLETES ACQUISITION OF VIASYSTEMS GROUP, INC.

Updates Q2 2015 Guidance

COSTA MESA, CA – June 1, 2015 – TTM Technologies, Inc. (Nasdaq:TTMI) (“TTM”), a major global printed circuit board (“PCB”) manufacturer, announced today that the company has completed its acquisition of Viasystems Group, Inc (“Viasystems”). With pro forma 2014 combined annual revenue of $2.5 billion, TTM is now one of the world’s largest and most diversified PCB manufacturers with a broad product offering and the enhanced ability to support customers’ product lifecycles from engineering support to prototype development through final volume production.

The acquisition, which has an implied value of approximately $950 million, further diversifies and broadens TTM’s market presence and customer base, particularly with Viasystems’ strength in the growing automotive sector. At the same time, Viasystems brings to TTM complementary positions in the aerospace and defense, medical, industrial and instrumentation, and networking/telecom end markets. This increased end market diversification is expected to reduce the impact of the seasonality inherent in the cellular phone end market.

“This is an exciting day for TTM and Viasystems and our over 30,000 employees who are serving our customers worldwide,” said Tom Edman, CEO of TTM. “I enthusiastically welcome the Viasystems employees to TTM as we move forward together to build the preeminent company in the PCB industry. The combination of TTM’s advanced technologies with Viasystems’ market access and complementary businesses in important end markets enhances the combined company’s long-term growth opportunities. This transaction creates compelling benefits for our customers, employees and shareholders through expanded capabilities and economies of scale. We are confident that this combination will be accretive to TTM’s non-GAAP earnings in the first year following the closing as we combine over $55 million in estimated annual cost savings with the strong cash flow and earnings generation capability of the combined company.”

TTM’s performance for its historic operations is tracking with its previously issued guidance. However, TTM is updating its guidance for the second quarter of 2015 to reflect the one month contribution from Viasystems. TTM now expects second quarter revenue in the range of $420 million to $460 million, compared to its previous expectation of $330 million to $350 million, and non-GAAP net income in the range of $0.11 to $0.17 per diluted share consistent with prior guidance.

TTM will provide further information regarding the acquisition during its second quarter earnings conference call in mid-August.

In conjunction with the closing of the transaction, TTM entered into a $950 million Senior Secured Term Loan B credit facility. Borrowings under this facility, which had original issue discount of $33.25 million, were made at LIBOR plus 5 % with a 1% LIBOR floor. TTM also put in place two $150 million asset based lending (ABL) facilities: one in the United States and one in Hong Kong to support business needs in these regions. $80 million was borrowed under the U.S. ABL at LIBOR plus 1.75% to complete the Viasystems transaction.

Terms of the Transaction

TTM acquired all of the outstanding shares of Viasystems for a combined consideration of $11.33 in cash and 0.706 shares of TTM common stock per Viasystems’ share of common stock. In connection with the closing of the acquisition, Viasystems’ common stock will cease to be publicly traded on the NASDAQ stock market as of June 1, 2015.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: TTM’s ability to realize estimated annualized cost savings, TTM’s ability to achieve its estimated revenue and non-GAAP net income in the second quarter of 2015, and other statements that are not historical fact. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of TTM regarding future events and are subject to significant risks and uncertainties, many of which are beyond the control of TTM. Such statements are predictions, and actual events or results may differ materially.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Quarterly Report on Form 10-Q of TTM Technologies, Inc. for the quarter ended March 30, 2015, which was filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2015, under the heading “Item 1A. Risk Factors” and in the Annual Report on Form 10-K of Viasystems Group, Inc. for the year ended December 31, 2014, which was filed with the SEC on March 12, 2015, under the heading “Item IA. Risk Factors,” and in each company’s other filings made with the SEC available at the SEC’s website at www.sec.gov.

TTM does not undertake any obligation to update any such forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

Investor Contacts:

Todd Schull

Chief Financial Officer

714-327-3000

Lisa Laukkanen

Investor Relations

The Blueshirt Group

415-217-4967

lisa@blueshirtgroup.com